                                                                    EXHIBIT 12.1

            Duke Energy Field Services Corporation
       Computation of Ratio of Earnings to Fixed Charges


                                                                       Predecessor Company Historical(1)
                                               ----------------------------------------------------------------------------------
                                                                                                                          Nine
                                                                            Years Ended                                   Months
                                               ---------------------------------------------------------------------      Ended
                                                 1995        1996         1997       1998        1999        2000        9/30/01
                                               ---------   ---------   ---------   ---------   ---------   ---------    ---------
Earnings:
  Net income                                      33,615      84,609      51,238       2,028      43,329     680,161      336,856
  Add:
    Interest and Debt expense                     20,115      12,747      51,113      52,403      52,915     149,220      124,847
    Amortized expenses related to
       indebtedness
    Income taxes                                  37,299      35,665      33,380       3,289      31,029    (310,937)         263
    Portion of rents representative of the
       interest factor                               511         511         810         823       1,176       2,023        1,871
                                               ---------   ---------   ---------   ---------   ---------   ---------    ---------
 Income as adjusted                               91,540     133,532     136,541      58,543     128,449     520,467      463,837
                                               ---------   ---------   ---------   ---------   ---------   ---------    ---------

Fixed charges:
  Interest and Debt expense per Statement
       of Income                               $  20,115   $  12,747   $  51,113   $  52,403   $  52,915   $ 149,220    $ 124,847
  Capitalized Interest                             1,694       1,405       2,254       1,565         930         324          585
  Amortized expenses related to indebtedness
  Portion of rents representative of the
       interest factor                               511         511         810         823       1,176       2,023        1,871

                                               ---------   ---------   ---------   ---------   ---------   ---------    ---------
TOTAL FIXED CHARGES                               22,320      14,663      54,177      54,791      55,021     151,567      127,303
                                               ---------   ---------   ---------   ---------   ---------   ---------    ---------

RATIO OF EARNINGS TO FIXED
CHARGES                                             4.10        9.11        2.52        1.07        2.33        3.43         3.64


(1) Interest expense on a historical basis was primarily from intercompany debt. In addition, the historical advance accounts from the parent companies were non-interest bearing. As a result the historical capital structure was not indicative of the current capital structure.